Exhibit 21(a)

Subsidiaries of the Registrant*

Name of Company	Jurisdiction of Organization

The Southern Company	Delaware
Southern Company Holdings, Inc.	Delaware
Alabama Power Company	Alabama
Alabama Power Capital Trust V	Delaware
Alabama Property Company	Alabama
Southern Electric Generating Company	Alabama
Georgia Power Company	Georgia
Piedmont-Forrest Corporation	Georgia
Southern Electric Generating Company	Alabama
Gulf Power Company	Florida
Mississippi Power Company	Mississippi
Southern Power Company**	Delaware

*This information is as of December 31, 2011.  In addition, this list omits certain subsidiaries pursuant to paragraph (b)(21)(ii) of Regulation S-K, Item 601.

**Southern Power Company has omitted its list of subsidiaries in accordance with General Instruction I(2)(b) of Form 10-K.